Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT made effective the 10th day of June, 2005 to the Employment Agreement dated May 26, 1998, as amended, between Answerthink, Inc. (the “Company”) and Ted A. Fernandez (the “Executive”).

1. Section 5(a) shall be amended and restated in its entirety to read and provide as follows:

(a) Base Salary. During the Employment Period, the Company shall pay Executive an annual base salary (the “Base Salary”) which shall be at the rate of $750,000. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect during the Employment Period. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll practice.

2. All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on June 10, 2005.

Answerthink, Inc.

Attest:

By:	/s/ Frank A. Zomerfeld	By:	/s/ John F. Brennan
		Name:	John F. Brennan
		Title:	Executive Vice President and Chief Financial Officer

Ted A. Fernandez

Attest:

By:	/s/ Frank A. Zomerfeld	/s/ Ted A. Fernandez